UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets

Tramway Crossing

On February 23, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a shopping center containing 62,382 rentable square feet located on approximately ten acres of land in Sanford, North Carolina (“Tramway Crossing”) for approximately $5.50 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded the purchase price with proceeds of $2.97 million from the Company’s ongoing public offering and $2.53 million provided by the CBRE Global Investors. Tramway Crossing was constructed in 1997. Tramway Crossing was purchased from Tramway Crossing, LLC, a North Carolina limited liability company that is not affiliated with the Company, its advisor or its sub-advisor.

Tramway Crossing is approximately 95.5% leased to 14 tenants. The largest tenant at Tramway Crossing is Food Lion, which occupies approximately 46.5% of the rentable square feet at Tramway Crossing. The current aggregate annual effective rent for the tenants of Tramway Crossing is approximately $546,000 and the current weighted-average remaining lease term for the tenants is approximately 3.7 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is $9.17 per square foot.

Based on the current condition of Tramway Crossing, the Company does not believe that it will be necessary to make significant renovations to Tramway Crossing. The Company’s management believes that Tramway Crossing is adequately insured.

Westin Centre

On February 23, 2012, the Company, through the Joint Venture, purchased a shopping center containing 66,890 rentable square feet located on approximately 12 acres of land in Fayetteville, North Carolina (“Westin Centre”) for approximately $6.05 million, exclusive of closing costs. The Joint Venture funded the purchase price with proceeds of $3.27 million from the Company’s ongoing public offering and $2.78 million provided by the CBRE Global Investors. Westin Centre was constructed in 1996. Westin Centre was purchased from Westin Centre, LLC, a North Carolina limited liability company that is not affiliated with the Company, its advisor or its sub-advisor.

Westin Centre is 100% leased to 15 tenants. The largest tenant at Westin Centre is Food Lion, which occupies approximately 43.4% of the rentable square feet at Westin Centre. The current aggregate annual effective rent for the tenants of Westin Centre is approximately $635,000 and the current weighted-average remaining lease term for the tenants is approximately 3.3 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is $9.50 per square foot.

Based on the current condition of Westin Centre, the Company does not believe that it will be necessary to make significant renovations to Westin Centre. The Company’s management believes that Westin Centre is adequately insured.

The weighted-average year-one yield of real estate properties the Company has acquired during the 12 months ending February 23, 2012 is approximately 8.9%. The year-one yield is equal to the estimated first-year net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated first-year net operating income on the Company’s real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income) derived from the terms of in-place leases at the time the Company acquires the property on a straight-line basis, less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the property. Estimated first-year net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Item 7.01.	Regulation FD Disclosure

On February 20, 2012, the Company’s board of directors declared distributions to the stockholders of record at the close of business each day in the period commencing April 1, 2012 through and including April 30, 2012. The declared distributions will equal an amount of $0.00178082 per share of common stock, par value $0.01 per share. This equates to a 6.50% annualized yield when calculated on a $10.00 per share purchase price. A portion of each distribution is expected to constitute a return of capital for tax purposes. These distributions will be paid on such day of May 2012 as the President of the Company may determine. Distributions will likely be funded from operations as well as advances from the Company’s sub-advisor, as the Company’s policy is not to fund distributions with proceeds from its initial public offering.

Item 8.01.	Other Events

On February 27, 2012, the Company issued a press release announcing the acquisition of Tramway Crossing and Westin Centre.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before May 8, 2012, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

(c) Exhibits

99.1	Press Release dated February 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: February 27, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated February 27, 2012